  Exhibit (a)(1)(xxi)

  AMENDED OFFER TO PURCHASE FOR CASH

  ALL OUTSTANDING SHARES OF COMMON STOCK
  OF
  7-ELEVEN, INC.
  AT
  $37.50 NET PER SHARE
  BY
  IYG HOLDING COMPANY
  A WHOLLY OWNED SUBSIDIARY OF
  SEVEN-ELEVEN JAPAN CO., LTD.

        THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 8, 2005, UNLESS THE AMENDED OFFER IS EXTENDED.

October 25, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Seven-Eleven Japan Co., Ltd. ("Parent"), to act as Dealer Manager in connection with the amended offer by IYG Holding Company, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Parent, to purchase all outstanding shares of common stock, par value $.0001 per share (the "Shares"), of 7-Eleven, Inc., a Texas corporation (the "Company"), other than Shares owned by Parent and its subsidiaries, at an increased purchase price of $37.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 6, 2005, as amended by amendments to the Schedule TO filed by Parent with the Securities and Exchange Commission (as so amended, the "Offer to Purchase") and the related original (blue) Letter of Transmittal, as further amended and supplemented by the Supplement, dated October 25, 2005 (the "Supplement"), to the Offer to Purchase and the related revised (purple) Letter of Transmittal (which collectively constitute the "Amended Offer") enclosed herewith.

        Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to The Bank of New York (the "Depositary") prior to the Expiration Date (as defined in the Supplement) must, if they wish to tender their Shares, tender their Shares according to the guaranteed delivery procedures set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. Tendering shareholders may continue to use the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or may use the revised (purple) Letter of Transmittal and the revised (orange) Notice of Guaranteed Delivery circulated with the Supplement. While the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, shareholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive $37.50 for each Share, if Shares are accepted for payment and paid for by Purchaser pursuant to the Amended Offer.

        The Amended Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Supplement) being satisfied, meaning there being validly tendered and not withdrawn a number of Shares which will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer, excluding, in each case, the Shares beneficially owned by Parent, Purchaser and certain other persons, as set forth in the Supplement and

(2) the 90% Condition (as defined in the Supplement) being satisfied, meaning there being validly tendered and not withdrawn a sufficient number of Shares such that upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Parent will, directly or indirectly, own a number of Shares representing at least 90% of the Shares on a fully diluted basis (as defined in the "Introduction" of the Supplement). See "The Amended Offer—Section 11. Conditions to the Amended Offer" of the Supplement. The Minimum Condition is not waivable.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        1.     The Supplement;

        2.     The amended Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company in connection with the Amended Offer;

        3.     The revised (purple) Letter of Transmittal for your use in accepting the Amended Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the revised (purple) Letter of Transmittal or original (blue) Letter of Transmittal may be used to tender Shares);

        4.     The revised (orange) Notice of Guaranteed Delivery to be used to accept the Amended Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

        5.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Amended Offer;

        6.     A return envelope addressed to The Bank of New York, as Depositary; and

        7.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        In order to tender Shares in the Amended Offer, (i) a duly executed and properly completed original (blue) Letter of Transmittal or revised (purple) Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in either the original (blue) Letter of Transmittal or revised (purple) Letter of Transmittal, as the case may be, and the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Amended Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Amended Offer, except as otherwise provided in Instruction 6 of the original (blue) Letter of Transmittal or the revised (purple) Letter of Transmittal.

        PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW

YORK CITY TIME, ON TUESDAY, NOVEMBER 8, 2005, UNLESS THE AMENDED OFFER IS FURTHER EXTENDED.

        Any inquiries you may have with respect to the Amended Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Supplement.

Very truly yours,
Citigroup Global Markets Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.